Exhibit 4.03

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SYMANTEC CORPORATION

     Symantec Corporation, a Delaware corporation, does hereby certify that the following amendments to the corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the corporation’s stockholders:

     Article 4.1 of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated “Common Stock,” “Preferred Stock” and “Special Voting Stock.” Each share of Common Stock and each share of Preferred Stock shall have a par value of $0.01. Each share of Special Voting Stock shall have a par value of $1.00. The total number of shares which the Corporation is authorized to issue is three billion one million and one (3,001,000,001). Three billion (3,000,000,000) shares shall be Common Stock, one million (1,000,000) shares shall be Preferred Stock and one (1) share shall be Special Voting Stock.

     Article 4.2 of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

Rights, Privileges and Restrictions. The rights, privileges and restrictions of the Common Stock and the Special Voting Stock shall be set forth in this Article 4.

     Article 4.4 of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

Voting Rights.

4.4.1 General. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, (i) each holder of record of Common Stock shall have one vote in respect of each share of stock held by the holder of the books of the Corporation and (ii) the holder of record of the share of Special Voting Stock shall have a number of votes equal to the number of Exchangeable Non-Voting Shares (“Exchangeable Shares”) of Telebackup Exchangeco Inc., an Alberta corporation, outstanding as of the applicable record date (excluding Exchangeable Shares which are owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), in each case for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. For the purposes hereof, “control” (including the correlative meanings, the terms “controlled by” and “under common control of”) as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

4.4.2 Common Stock and Special Voting Stock Identical in Voting. In respect of all matters concerning the voting of shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

4.4.3 Vacancies on the Board of Directors. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Common Stock and Special Voting Stock shall be filled by the vote or written consent of the holders of such Common Stock and Special Voting Stock or, in the absence of action by such holders, such vacancy shall be filled by action of the remaining directors. A director elected by the holders of Common Stock and Special Voting Stock may be removed from the Board of Directors with or without cause by the vote or consent of the holders of such Common Stock and Special Voting Stock, as provided by the Delaware General Corporation Law.

     Article 4.5 of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its stockholders and the holders of the Special Voting Stock shall not be entitled to receive any such assets.

     Article 4.6 of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

Dividends. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock and the holders of Special Voting Stock shall not be entitled to receive any such dividends.

     Article 4.7 reading in its entirety as follows is hereby added to the Restated Certificate of Incorporation:

Special Voting Stock.

4.7.1 Exercise of Voting Rights. The holder of the share of Special Voting Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

4.7.2 Cancellation of Shares. At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares of Telebackup Exchangeco Inc. outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of Telebackup Exchangeco Inc. which could give rise to the issuance of any Exchangeable Shares of Telebackup Exchangeco Inc. to any person (other than the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Special Voting Stock shall be automatically canceled.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of July, 2005 and the foregoing facts stated herein are true and correct.

SYMANTEC CORPORATION

By:	/s/ Arthur F. Courville

Arthur F. Courville
Senior Vice President, General Counsel
and Secretary

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF RESTATED
CERTIFICATE OF INCORPORATION]